Exhibit 10.9.2

CONTRATO DE VENTA DE PRODUCTOS	PRODUCT SALES AGREEMENT

Este “Contrato de Venta de Productos (el “Contrato”) se celebra este día 12 de junio de 2012, por Smart & Final Stores LLC una sociedad del Estado de California, Estados Unidos de América (en lo sucesivo denominada como el “Proveedor”), y Smart & Final del Noroeste, S.A. de C.V., una sociedad mexicana, (en lo sucesivo denominada como el “Comprador”).

This Product Sales Agreement (the “Agreement”) is entered into this 12th day of June of 2012, by and between Smart & Final Stores LLC, a limited liability company of the State of California, United States of America (hereinafter referred to as “Supplier”), and Smart & Final del Noroeste, S.A. de C.V., a Mexican corporation (hereinafter referred to as “Purchaser”).

DECLARACIONES	RECITALS

CONSIDERANDO, que el Proveedor es una sociedad debidamente organizada de conformidad con las leyes del Estado de California, Estados Unidos de América.	WHEREAS, Supplier is a company duly organized in accordance with the laws of the State of California, United States of America.

CONSIDERANDO, que el Comprador es una sociedad debidamente organizada de conformidad con las leyes de la República Mexicana.	WHEREAS, Purchaser is a corporation duly organized in accordance with the laws of the United Mexican States.

CONSIDERANDO, que el Comprador desea comprar del Proveedor y el Proveedor desea vender al Comprador, ciertos productos de marca privada y otros productos como se define mas adelante.	WHEREAS, Purchaser is willing to buy from Supplier and Supplier is willing to sell to Purchaser, certain private label products and other products as hereinafter defined.

AHORA, POR CONSIGUIENTE, en consideración de las promesas mutuas aquí establecidas, las partes convienen en obligarse conforme a las siguientes:	NOW, THEREFORE, in consideration of the mutual promises herein ser forth, the parties agree to be legally bound by the following:

CLÁUSULAS	CLAUSES

PRIMERA. DEFINICIONES.	FIRST. DEFINITIONS

1.1. “Productos”, significa (1) aquellos productos de marca privada del Proveedor, y (2) aquellos otros productos comercializados	1.1 “Products” means (1) those private label products of the Supplier, and (2) those other products sold by Purchaser, provided that the por el Proveedor, siempre y cuando los productos señalados en (1) y (2) sean de los que normalmente se comercialicen por el Comprador durante el periodo comprendido entre su fecha de constitución legal y la fecha de este contrato. Los Productos pueden ser cambiados, abandonados o adicionados por acuerdo mutuo de las partes.

products indicated in (1) and (2) are among those normally sold by Purchaser during the period comprised from its incorporation to the date of this contract. The definition of Products may be changed, abandoned or added by mutual agreement of the parties.

1.2. “Territorio”, significa los Estados de Baja California, Baja California Sur y Sonora, Estados Unidos Mexicanos.	1.2. “Territory” shall mean the States of Baja California, Baja California Sur and Sonora, United Mexican States.

SEGUNDA. COMPRA Y VENTA.	SECOND. PURCHASE AND SALE

2.1. Durante el término del presente Contrato y sujeto a la disponibilidad de los mismos, el Proveedor conviene en vender al Comprador, y el Comprador tendrá el derecho y conviene en comprar del proveedor, exclusivamente para venta en el Territorio, los Productos con sujeción a los términos del presente Contrato.

2.1. During the term of this Agreement and subject to the availability thereof, Supplier agrees to sell to Purchaser, and the Purchaser shall have the right and agrees to purchase, exclusively for sale in the Territory, from Supplier, the Products, subject to all terms of this Agreement.

2.2. Todas las compras de Productos hechas por el Comprador al Proveedor durante el término de este Contrato, estarán sujetas a los términos y condiciones del mismo.	2.2. All purchases of Products by Purchaser from Supplier during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

2.3 Todas las compras de los Productos serán en Dólares de los E.U.A.	2.3 All purchases of Products shall be in U.S. dollars.

TERCERA. ORDENES DE COMPRA.	PURCHASE ORDERS

3.1. La compra y venta de los productos será hecha mediante órdenes de compra específicas proporcionadas por el Comprador durante el término de este Contrato. El Proveedor acusara recibo de dichas órdenes de compra mediante notificación por escrito al Comprador y aceptara todas aquellas ordenes colocadas de acuerdo con las disposiciones de este Contrato y durante el término del mismo.

3.1. The purchase and sale of Products shall be made against specific purchase orders submitted by Purchaser during the term of this Agreement. Supplier shall acknowledge receipt of all purchase orders by written notification to Purchaser and shall accept all orders placed pursuant to the provisions hereof during the term of this Agreement.

3.2. Todas las ordenes de compra de productos colocadas por el Comprador deberán establecer las cantidades de productos ordenados y las fechas de entrega solicitadas. Estas ordenes de compra serán firmes por un periodo de sesenta (60) días contados a partir de la fecha de aceptación de las mismas por parte del Proveedor.

3.2. All purchase orders for Products submitted by Purchaser shall state the quantities ordered and the requested delivery dates. These purchase orders will be firm for sixty (60) days from the date of acceptance by Supplier.

3.3. En adición a las ordenes de compra firmes, el Comprador proporcionara al proveedor un estimado de Productos a utilizar en los próximos ciento veinte (120) días y por los cuales preparara ordenes de compra.

3.3. In addition to firm purchase orders, the Purchaser will provide Supplier with a hundred and twenty (120) days rolling forecast for Products that Purchaser will be releasing purchase orders for.

3.4. En caso de que el Comprador pague por adelantado al Proveedor y el embarque de los Productos amparados por las órdenes de compra ya pagadas no pueda efectuarse por circunstancias fuera del control del Proveedor, el Proveedor devolverá al Comprador la cantidad pagada anticipadamente o, en su caso, establecerá una nueva fecha de embarque aceptable para ambas partes. El Proveedor podrá solicitar al Comprador que las cantidades pagadas por anticipado se apliquen a pagar facturas pendientes antes de efectuar la devolución a que se refiere el primer párrafo de esta cláusula.

3.4. In the event that Purchaser prepays to Supplier for purchase orders and shipment of Products under this agreement cannot be made by reason beyond the control of Supplier, either Supplier will refund to Purchaser the amount of prepayment or shall reschedule the shipment date to a date acceptable for both parties. Supplier may request Purchaser to apply some of prepayment to outstanding invoices before refund is made.

CUARTA. PRECIOS.	FOURTH. PRICES

4.1. EL precio de venta por cada uno de los Productos vendidos al Comprador será cotizado al precio especial del Proveedor para dichos Productos según se establezca en la Lista de Precios actualizada del Proveedor para la venta de Productos al Comprador

4.1. The purchase price to Purchaser for each item of the Products sold to Purchaser from time to time shall be at the Supplier’s special price for such items as set forth in the Supplier’s then current Price List prepared for sales of Products to Purchaser.

4.2. Las partes convienen que los Productos tendrán el precio mas bajo posible, reflejando el costo de adquisición del	4.2. It is agreed by the parties that pricing for the Products shall be made at the lowest possible price reflecting Supplier’s vendor

Proveedor, más el cargo adicional actualmente cargado por el vendedor como gastos administrativos y de documentación.	acquisition cost, plus the additional charge currently levied by Seller for administrative and documentary costs.

QUINTA. IMPUESTOS.	FIFTH. TAXES

El Comprador será responsable por el pago de todos y cada uno de los impuestos de exportación, importación, impuestos locales de venta, de uso, impuestos a la propiedad y cualesquiera otros impuestos, derechos o cargos aplicables a los Productos vendidos al Comprador bajo el presente Contrato, con excepción de aquellos impuestos aplicables a los ingresos del proveedor. Los Precios no incluyen impuestos. En aquellos casos en los cuales el proveedor tenga la obligación legal de cobrar y retener impuestos, dichos impuestos serán adicionados por el Proveedor al precio de venta y los mismos serán facturados al Comprador y pagados por este, a menos que el Comprador le proporcione al Proveedor el certificado de exención de impuestos correspondiente.

Purchaser shall be responsible for the payment of all export, import and local sales, excise, use, property and other taxes, duties or charges levied with respect to the Products sold to Purchaser hereunder, other than taxes imposed upon Supplier’s income. Prices do not include any taxes. Taxes will be added by Supplier to the purchase price where Supplier has the legal obligation to collect the same and will be invoiced and paid by Purchaser, unless Purchaser provides Supplier with a proper tax exemption certificate.

SEXTA. TÉRMINOS Y CONDICIONES DE PAGO.	SIXTH. TERMS AND METHODS OF PAYMENT

6.1. Los pagos al Proveedor por el precio de venta de los Productos (incluyendo flete, seguro, impuestos, derechos y otros costos a ser pagados por el Comprador) serán efectuados mediante carta de crédito, confirmada e irrevocable, pagadera por el banco del Proveedor, giro bancario o transferencia de fondos en dólares americanos, con anterioridad al embarque de los Productos. Este método de pago también será requerido en caso de que el Proveedor otorgue al Comprador una línea de crédito para el embarque de productos ordenados de conformidad con el presente Contrato.

6.1. Terms of payment to Supplier for the purchase price of the Products (including freight, insurance, taxes, duties or other costs to be paid by Purchaser), shall be by confirmed, irrevocable letter of credit payable by Supplier’s bank, bank draft, or wire transfer in U.S. dollars in advance of shipment of Products. This method of payment will also be required should the Supplier grant Purchaser an open line of credit for shipment of Products ordered hereunder.

6.2. Las cuentas vencidas estarán sujetas a	6.2. Accounts past due will be subject to a

un cargo mensual a una tasa del uno por ciento (1%) mensual, con objeto de cubrir los costos del manejo de dichas cuentas.	monthly charge at the rate of one percent (1%) per month, to cover the costs of servicing these accounts.

SÉPTIMA. PROPIEDAD Y EMBARQUE.	SEVENTH.- TITLE AND SHIPMENT

7.1. Todos los embarques se consideraran L.A.B. transportista, en las bodegas localizadas en Commerce, Fontana, Riverside o Brea en California, Estados Unidos de América según designe en cada caso el Proveedor. La propiedad de los Productos y el riesgo de perdida de los mismos pasara al Comprador al momento en que el Proveedor entregue los Productos al transportista, independientemente de cualquier disposición relativa al pago de flete, seguro o forma de los documentos de embarque.

7.1. All shipments are F.O.B. carrier, at Supplier’s place of warehouses located at Commerce, Fontana, Riverside or Brea California, United States of America as indicated by Supplier in each case. Title to the Products and risk of loss shall pass to Purchaser upon Supplier’s delivery of Products to the carrier, regardless of any provisions for payment of freight or insurance or form of shipping documents.

7.2. El método de embarque y empaque será de conformidad con los estándares en vigor del Proveedor. Todos los gastos de transportación y envío, incluyendo seguros, serán la responsabilidad del Comprador.

7.2. The method of shipping and packaging shall be in accordance with Supplier’s then current standards. All transportation and forwarding charges, including insurance, shall be the responsibility of the Purchaser.

7.3. Ambas partes convienen en cooperar totalmente en la preparación de la documentación necesaria para la importación de los Productos a México, así como en la preparación de documentos, solicitudes y registros que ser requieran para cumplir completamente con todas y cualquier requisito legal aplicable en México, incluyendo sin limitación, requisites de etiquetado, salubridad y requisitos sanitarios y otros que puedan ser aplicables.

7.3. Both parties agree to cooperate fully in the preparation of the necessary documentation for the import of the Products into Mexico as well as in the preparation of documents, filings and registrations that may be required in order to fully comply with any and all applicable legal requirements in Mexico including, without limitation, labeling requirements, health and sanitary requirements and others that may be applicable.

7.4. Las fechas de embarque proporcionadas por el Proveedor son aproximadas. El Proveedor no será responsable por cualquier perdida, daño o gasto (consecuencial o de cualquier otro tipo) sufrido por el Comprador en el caso de que el Proveedor incumpla con las fechas de envío

7.4. Shipping dates provided by Supplier are approximate only. Supplier shall not be liable for any loss, damage or expense (consequential or otherwise) incurred by Purchaser if Supplier fails to meet specified delivery dates. Supplier may allocate production and deliveries among its especificadas. El Proveedor tendrá la facultad de distribuir su producción y entregas entre sus clientes. El Proveedor no asume ninguna responsabilidad por retraso, daño o perdida de los Productos una vez que los mismos hayan sido entregaos en buenas condiciones al transportista.

customers. Supplier assumes no responsibility for delay, breakage or damage after having made delivery in a good order to the carrier.

OCTAVA. INSPECCIÓN Y ACEPTACIÓN.	EIGHTH. INSPECTION AND ACCEPTANCE

8.1. El Comprador tendrá un término de tres (3) días contados desde la recepción de los productos para inspeccionarlos. Si cualquiera de los Productos es considerado defectuoso por el Comprador, el Comprador notificara al proveedor de dichos defectos y solicitara autorización para devolver al proveedor cualquier producto defectuoso. Una vez que se haya recibido la autorización de devolución por parte del Proveedor, los Productos defectuosos deberán ser inmediatamente devueltos al sitio original de embarque con los gastos de transportación y los seguros pagados por anticipado. Los Productos devueltos deberán estar en las mismas condiciones en que fueron enviados y deberán ser devueltos en el empaque original o en uno equivalente. La autorización de devolución deberá estar claramente indicada en el exterior del empaque y en la documentación de embarque y una descripción del defecto deberá acompañar dicho embarque.

8.1. Purchaser shall have three (3) days after receipt of goods to inspect the products. If any of the Products are deemed defective by Purchaser, Purchaser shall notify Supplier of such defects and request authorization to return defective Products to Supplier. After receiving the return authorization from the Supplier, the defective products are to be immediately returned to Supplier’s original point of shipment, transportation prepaid and insured, per the return authorization instruction. Returned Products should be in eh same condition as delivered and returned in the same or equivalent shipping container. The return authorization should be clearly indicated on the exterior of the shipping container as well as the shipping documentation and a description of the defect contained with the shipment.

8.2. Si el Proveedor confirma el defecto, el Proveedor podrá, a su elección, reemplazar y reenviar los Productos defectuosos o acreditar proporcionalmente la cuenta del Comprador.	8.2. If Supplier confirms the defect, Supplier shall at its option replace and redeliver replacement for such defective Products or issue credit to Purchaser’s account.

8.3. En caso de que el Comprador no notifique al proveedor haber recibido los Productos dentro de los tres (3) días siguientes a su recepción, se considerara que	8.3. Failure of Purchaser to notify Supplier within three (3) days of delivery of Products with defective items shall constitute acceptance of the Products.

el Comprador ha aceptado los Productos.

NOVENA. TÉRMINO.	NINTH. TERM

Este Contrato entrara en vigor a partir de la fecha de su celebración y continuará vigente por un periódo de 10 (diez) años, pudiéndose dar por terminado en cualquier momento y por cualquiera de las Partes mediante notificación por escrito entregada a la otra parte con cuando menos 1 (un) año de anticipacion a la fecha efectiva de terminación. A la terminación del Contrato por expiración de su término, el Proveedor aceptara todas aquellas órdenes de compra colocadas con anterioridad a dicha terminación y dicha terminación no efectuara cualquiera de las cantidades que se adeuden y cuyo pago se encuentre pendiente. Todas las órdenes de compra que sean colocadas durante la vigencia del presente Contrato serán regidas por las disposiciones del mismo.

This Agreement shall become effective as of the date of its execution and shall remain in force for a period of 10 (ten) years thereafter, and can be terminated by either party, at any time, simply by the delivery of written notice with at least 1 (one) year prior to the date of the actual termination. Upon termination by expiration, Supplier shall honor all orders accepted prior to such termination, and such termination shall not prejudice an amount due hereunder. All orders submitted during the term of this Agreement shall be governed by this Agreement.

DÉCIMA. TERMINACIÓN POR INCUMPLIMIENTO.	TENTH. TERMINATION BY DEFAULT

10.1. En el caso de insolvencia, quiebra o disolución voluntaria de cualquiera de las partes durante el término del presente, la otra parte tendrá la opción de terminar este Contrato inmediatamente mediante notificación por escrito a la parte insolvente, quebrada o disuelta.

10.1. In the event of the insolvency, bankruptcy or voluntary dissolution of any party hereto during the term hereof, the other party shall have the option to terminate this agreement immediate on written notice to the insolvent, bankrupt or dissolved party.

10.2. Si cualquiera de las partes incumple cualquiera de las disposiciones de este Contrato, y si dicho incumplimiento continua por un periodo de treinta (30) días contados a partir de la notificación por escrito de dicho incumplimiento y el incumplimiento no es remediado dentro de dicho periodo de treinta (30) días, la parte que no se encuentre en incumplimiento podrá terminar el presente Contrato y los derechos otorgados en el

10.2. If any party shall fail to perform, or defaults in the performance, any provision hereunder, and if such failure or default shall continue for thirty (30) days after written notice thereof by the non-defaulting party, and such default is not cured within said thirty (30) day period, then the non-defaulting party may terminate this Agreement and all rights granted hereunder.

mismo.

DÉCIMA PRIMERA. CALIDAD Y GARANTÍA.	ELEVENTH. QUALITY AND WARRANTY

11.1. Los Productos suministrados al Comprador por el Proveedor bajo el presente Contrato serán enviados al Comprador con el mismo nivel de calidad de aquellos Productos idénticos utilizados por el Proveedor.

11.1. Products supplied to Purchaser by Supplier under this Agreement will be shipped to Purchaser in the same level of quality as those identical products used by Supplier.

11.2. El Comprador conviene en permitir al Proveedor llevar a cabo una inspección de calidad de las instalaciones del Comprador con el objeto de determinar adherencia a los controles de calidad establecidos por el Proveedor.

11.2. Purchaser agrees to allow Supplier to conduct a quality assurance inspection by Supplier’s representative at Purchaser’s facilities to insure adherence to quality standards.

11.3. Con excepción de lo anteriormente dispuesto, el PROVEEDOR NO OTORGA NINGUNA GARANTÍA, EXPRESA O IMPLÍCITA, INCLUYENDO CUALQUIER GARANTÍA EN EL SENTIDO DE QUE LOS PRODUCTOS SEAN COMERCIALIZABLES O APTOS PARA PROPÓSITOS DETERMINADOS.

11.3. Except as hereinabove provided, SUPPLIER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

DÉCIMA SEGUNDA. LIMITACIÓN DE RESPONSABILIDAD.	TWELFTH.- LIMITATION OF LIABILITY

El Proveedor no será responsable de cualquier perdida, daño o penalidad que resulte del retraso en el envío de los Productos, cuando dicho retraso se deba a causas fuera del control razonable del Proveedor, incluyendo pero sin limitase, a retraso en las entregas, fuerza mayor, caso fortuito, problemas laborales, fuego, explosiones, terremotos, accidentes, actos del enemigo publico, guerras, rebeliones, insurrecciones, sabotaje, epidemias, cuarentenas, falta de disponibilidad de mano de obra o materias primas, embargos, fallas o retrasos en la transportación, falta de

Supplier shall not be liable for any loss, damage or penalty resulting from delay in delivery when such delay is due to causes beyond the reasonable control of Supplier, including but not limited to supplier delay, force majeure, act of God, labor unrest, fire, explosion, earthquake, accident, acts of public enemy, war rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor or material shortages, embargoes, failure or delays in transportation, unavailability of components, materials or machinery for the manufacture of the Products, acts of governmental authorities, or disponibilidad de componentes, materiales o maquinaria para la manufactura de los productos, actos gubernamentales o judiciales. En cualquiera de dichos casos, la fecha de envío se considerara como extendida por un periodo equivalente al retraso.

judicial action. In any such event, the delivery date shall be deemed extended for a period equal to the delay.

DÉCIMA TERCERA. MISCELÁNEOS.	THIRTEENTH. MISCELLANEOUS

13.1. Idioma. Este Contrato se firma en versiones Español e Ingles, y cada uno se considerara como original. Sin embargo, para efectos de certidumbre, las partes convienen que le versión en Español prevalecerá en el caso de alguna inconsistencia.

13.1. Language. This Agreement is executed in the Spanish and English languages, each of which shall be considered an original. However, in the interest of certainty, the parties agree that the Spanish version shall govern and be controlling in the event of any inconsistency.

13.2. Modificaciones. Las partes podrán modificar y suplementar este Contrato de tal manera que sea convenida por escrito.	13.2. Amendment and Modifications. The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

13.3. Obligatoriedad. Este Contrato será obligatorio y será efectivo para las partes y sus respectivos sucesores y cesionarios, en el entendido de que ninguna de las partes podrá ceder ninguno de sus derechos o delegar cualquiera de sus obligaciones bajo este Contrato sin el previo consentimiento por escrito de la otra parte.

13.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

13.4. Contrato Total. Este instrumento contiene el acuerdo total entre las partes con respecto al suministro y compra de los Productios por las partes a las otras transacciones contempladas por el mismo, y sobresee todos los acuerdos y contratos anteriores entre las partes con respecto al mismo.

13.4. Entire Agreement. This instrument contains the entire agreement of the parties hereto with respect to the supply and purchase of Products by the parties and the other transactions contemplated hereby, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.

13.5. Encabezados. Los encabezados descriptivos de este Contrato se insertan solo para conveniencia y no forman parte de este Contrato.	13.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute part of this Agreement.

13.6. Celebración en Duplicado. Este Contrato podrá celebrarse en cualquier número de copias, cada una de las cuales se considerara como original.	13.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.7. Notificaciones. Todas las notificaciones, solicitudes de información o comunicaciones que deban ser entregadas o enviadas de acuerdo con el presente Contrato, deberán ser por escrito y deberán enviarse a los domicilies que se señalan a continuación:

13.7. Notices. Any notice, request, information, or other document to be given hereunder to either of the parties by the other party shall be in writing sent as follows:

If to Smart & Final
Stores LLC	SMART & FINAL STORES LLC
600 Citadel Drive
Commerce, CA 90040
Tel: (323) 869-7697
Fax: (323) 869-7862

Attention: Mr. Donald G. Alvarado

If to Smart & Final del
Noroeste, S.A. de C.V.	SMART & FINAL DEL NOROESTE, S.A. DE C.V.
Calle Segunda No. 7002, Esq. Con C.
Aguascalientes, Zona Centro, Tijuana, Baja California.

Cualquier parte puede cambiar el domicilio al que se le enviarían las notificaciones dando aviso por escrito de dicho cambio de la forma en que se establece en el presente para dar aviso. Cualquier notificación entregada personalmente estará considerada como dada en la fecha en que se entrego, y cualquier notificación entregada por correo certificado o facsímile se considerara dada en la fecha en que se reciba.

A party may change the address to which the notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail or by facsimile transmission shall be deemed to have been given on the date it is received.

13.8. Ley Aplicable. El presente Contrato	13.8. Governing Law. This Agreement shall

será regido e interpretado de acuerdo con las leyes de México. La invalidez de cualquier disposición de este Contrato bajo las leyes mexicanas no afectara la validez de las demás, y este Contrato se considerara en todos respectos como si dicha invalidez de alguna disposición hubiera sido omitida.

be subject to and governed by the laws of Mexico. The invalidity or unenforceability of any provision(s) of this Agreement under the laws of Mexico shall not affect the validity and enforceability of the other provisions hereof, and this Agreement shall be construed in all respect as if such invalid or unenforceable provision(s) were omitted.

13.9. Publicidad. No se realizara ningún aviso a la prensa ni ningún anuncio publico de este Contrato o de las transacciones contempladas en el mismo por ninguna de las partes sin el previo consentimiento de la otra parte, excepte cuando cualquiera de las partes realice dicho anuncio publico porque crea de buena fe que es requisite de ley o que esta bajo los términos de cualquier acuerdo con un mercado bursátil (en dicho caso la parte consultara con la otra parte antes de realizar dicho anuncio).

13.9. Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby may be issued by either party hereto without the prior approval of the other party, except that either party may make such public disclosure as it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case party will consult with the other party prior to making such disclosure).

13.10. Arbitraje. Cualquier disputa, controversia o reclamación que surja o este relacionada con este Contrato o con el incumplimiento del mismo, será fmalmente decidida por arbitraje de conformidad con las Reglas de Conciliación y Arbitraje de la Cámara Internacional de Comercio (ICC). Habrán tres árbitros, uno elegido por Smart & Final Stores LLC, otro elegido por Smart & Final del Noroeste, S.A. de C.V. y el tercero elegido por los árbitros seleccionados. Si cualquiera de las partes no nomina un arbitro dentro de los treinta (30) días a partir de la fecha de la notificación de solicitud de arbitraje, entonces la Corte de Arbitraje de la ICC nombrara al arbitra, según sea el caso, de conformidad con dichas Reglas. El lugar de arbitraje será San Diego, California, EUA, y el idioma del procedimiento de arbitraje será el Ingles.

13.10. Arbitration. Any dispute, controversy or claim arising from or relating to this Agreement or the breach thereof shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC). There shall be three (3) arbitrators, one arbitrator being selected by Smart & Final Stores LLC, one arbitrator being selected by Smart & Final del Noroeste, S.A. de C.V. and the third arbitrator being selected by both of the selected arbitrators. If any party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it of a party’s request for arbitration, the Court of Arbitration of the ICC shall appoint the arbitrator, as the case may be, in accordance with said Rules. The place of arbitration shall be San Diego, CA, USA and the language of the arbitration proceeding shall be English.

EN TESTIMONIO DE LO CUAL, las partes	IN WITNESS WHEREOF, the Parties hereto

del presente Contrato lo firman en el día y año mencionado a continuación.		have executed this Agreement, in the manner and on the date herein below set forth.

PROVEEDOR/SUPPLIER		COMPRADOR/PURCHASER
SMART & FINAL STORES LLC		SMART & FINAL DEL NOROESTE, S.A. DE C.V.

By:	/s/ Richard N. Phegley	By:	/s/ Gilberto Fimbres Hernandez
Name:	Richard N. Phegley	Name:	Gilberto Fimbres Hernandez
Title:	Chief Financial Officer	Title:	Chairman of the Board
Place:	Commerce, CA., USA	Lugar:	Tijuana, B.C., Mexico
Date:	June 12, 2012	Fecha:	Junio 12, 2012

TESTIGOS/WITNESSES

/s/ Jose M. Larroque	/s/ Federico Díaz
Jose M. Larroque	Federico Díaz